UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                                    a21 Inc.
                                    --------
                                (Name of Issuer)

                         Common Stock, par value $0.001
                         ------------------------------
                         (Title of Class of Securities)

                                    002184109
                                    ---------
                                 (CUSIP Number)



                                December 30, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X ]    Rule 13d-1(b)
                  [  ]    Rule 13d-1(c)
                  [  ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------                    --------------------------
CUSIP No. 002184109                    13G            Page 1 of 4 Pages
----------------------------------                    --------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           CRT Capital Group LLC

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 06-1386357

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]

                                                                  (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Connecticut

---------- ---------------------------------------------------------------------
                         5  SOLE VOTING POWER

                            5,855,019

  NUMBER OF           ----- ----------------------------------------------------
   SHARES                6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED
    BY                ----- ----------------------------------------------------
   EACH                  7  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                   5,855,019
    WITH              ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,855,019

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.9%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           BD
---------- ---------------------------------------------------------------------

Item 1(a)                Name of Issuer:
                         --------------

                         a21 Inc. ("a21")

Item 1(b)                Address of Issuer's Principal Executive Offices:
                         -----------------------------------------------

                         7660 Centurion Parkway
                         Jacksonville, FL 32256

Items 2(a) and 2(b)      Name of Person Filing and Address of Business Office:
                         ----------------------------------------------------

                         CRT Capital Group LLC ("CRT")
                         262 Harbor Drive
                         Stamford, CT. 06902

Item 2(c)                Citizenship:
                         -----------

                         Connecticut

Item 2(d)                Title of Class of Securities:
                         ----------------------------

                         Common Stock, par value $0.001 per share

Item 2(e)                CUSIP Number:
                         ------------

                         002184109

Item 3                   If this statement is filed pursuant to ss.240.13d-1(b)
                         ------------------------------------------------------
                         or 240.13d2(b) or (c), check whether the person filing
                         ------------------------------------------------------
                         is a:
                         ----

                         (a) [X] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

Item 4                   Ownership:
                         ---------

Item 4(a)                Amount Beneficially Owned:
                         -------------------------

                         5,855,019

                         This amount includes warrants to purchase 4,000,000 shares of underlying Common Stock.

Item 4(b)                Percent of Class:
                         ----------------
                         7.9%

                         CRT's beneficial ownership of 7.9% was calculated based upon 70,435,237 shares of Common Stock issued and outstanding as of September 30, 2005 (as disclosed in a21's Quarterly Report on Form

                         10-QSB, filed on November 28, 2005), plus 4,000,000 shares of Common Stock issuable by a21 to CRT upon the exercise of the warrants.

Item 4(c)                Number of shares as to which the person has:
                         -------------------------------------------

                         (i)   Sole power to vote or direct the vote: 5,855,019

                         (ii)  Shared power to vote or direct the vote: 0

                         (iii) Sole power to dispose or to direct the
                               disposition of: 5,855,019

                         (iv) Shared power to dispose or to direct the disposition of: 0


Item 5                   Ownership of Five Percent or Less of a Class:
                         --------------------------------------------

                         Not Applicable

Item 6                   Ownership of More than Five Percent on Behalf of
                         ------------------------------------------------
                         Another Person:
                         --------------

                         Not Applicable.

Item 7                   Identification and Classification of the Subsidiary
                         ---------------------------------------------------
                         Which Acquired the Security Being Reported on By the
                         ----------------------------------------------------
                         Parent Holding Company:
                         ----------------------

                         Not Applicable.

Item 8                   Identification and Classification of Members of the
                         ---------------------------------------------------
                         Group:
                         -----

                         Not Applicable.

Item 9                   Notice of Dissolution of Group:
                         ------------------------------

                         Not Applicable.

Item 10                  Certification:
                         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 31, 2006


CRT CAPITAL GROUP LLC


By:  /s/ C. Michael Vaughn, Jr.
     -----------------------------
     Name:  C. Michael Vaughn, Jr.
     Title: Managing Member